Exhibit 4.44

DATED 17 DECEMBER 2004

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

BETWEEN

MR. VISHAL GONDAL

INFINITY TECHNOLOGY TRUSTEE PRIVATE LIMITED

IL&FS INVESTMENT MANAGERS LIMITED

AND OTHERS (“VENDORS”)

AND

INDIAGAMES LIMITED (“COMPANY”)

AND

TOM ONLINE GAMES LIMITED (“INVESTOR”)

Khaitan & Co.

Advocates, Notaries, Patent and Trademark Attorneys

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

THIS SHARE PURCHASE AND SUBSCRIPTION AGREEMENT (the “Agreement”) is entered into on this 17th day of December, 2004

BY AND BETWEEN:

VISHAL GONDAL, son of Pranath GONDAL, residing at 14A1 Chanoralayam Postal Colony Road, Chembur, Mumbai 400 071, India (hereinafter referred to as the “Founder”), INFINITY TECHNOLOGY TRUSTEE PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 111, Currimjee Building, 1st Floor, M.G. Rd, Fort, Mumbai 400 023, India (“Infinity”), IL&FS INVESTMENT MANAGERS LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 7th Floor, Plot Number C-22, G-Block, Bandra Kurla Complex, Bandra East, Mumbai, India and the persons as detailed in Schedule 1 hereto (hereinafter collectively referred to as the “Vendors” which expression shall, unless repugnant to the context or meaning thereof, means and includes their respective heirs, successors, legal representatives, administrators and permitted assigns) of the FIRST PART:

AND

INDIAGAMES LIMITED, a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India (hereinafter the “Company” which expression shall, unless repugnant to the context or meaning thereof, means and includes its successors and permitted assigns) of the SECOND PART;

AND

TOM ONLINE GAMES LIMITED, a company duly incorporated and existing under the laws of Mauritius and having its registered office at 4th Floor, Les Cascades, Edith Cavell Street, Port Louis, Mauritius (hereinafter referred to as the “Investor” which expression shall, unless repugnant to the context or meaning thereof, means and includes its successors and permitted assigns) of the THIRD PART.

Whereas:

A.	The Company is engaged in the business of developing games for wireless and multiple platform devices, such as mobile phones, etc..

B.	The authorised share capital of the Company is Rs.7,500,000 divided into 750,000 equity shares of Rs. 10 each (“Share(s)”). The issued, paid-up share capital of the Company as at the date of this Agreement is Rs. 5,070,730 divided into 507,073 Shares, each fully paid up. Particulars of the Company are set forth in the Schedule 2.

C.	The Vendors are shareholders of the Company and are the legal and beneficial owners of the Shares as set forth in Schedule 1, column 2.

D.	The Vendors have agreed to sell to the Investor 386,833 Shares, all of which are fully paid up (the “Sale Shares”), which represent approximately 76.29% of the issued, and paid up share capital of the Company as at the Sale Closing and the Investor has agreed to purchase the Sale Shares upon the terms and subject to the conditions as hereinafter set out.

E.	The Vendors have agreed to cause the Company to issue and the Company has agreed to issue and allot 112,683 Shares (the “Subscription Shares”) to the Investor and, as directed by the Investor in writing (which direction shall specify the number of Shares to be allotted and issued to each of the Investor and/or the Potential Investor(s)), to either or both of the Potential Investors at Subscription Closing upon the terms and subject to the conditions as hereinafter set out.

F.	The Sale Share and the Subscription Shares shall together represent approximately 80.60% of the issued, subscribed and paid up share capital of the Company (as enlarged by the issue and allotment of the Subscription Shares) at Subscription Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1:

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

The following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Accounts” means the audited financial statements of the Company, comprising the balance sheet and profit and loss account together in each case with notes thereon, reports of directors and auditors as at the financial year ending on the Accounts Date;

“Accounts Date” means 31 March 2004;

“Act” means Companies Act, 1956;

“Affiliate” means, in relation to any person: (a) if that person is a company, any of its subsidiaries or holding companies and any subsidiary of such holding companies; or (b) if that person is an individual, any company which he directly or indirectly holds 30% or more of the issued share capital (or voting rights) thereof and any subsidiary of such company;

“Agreement” means this Share Purchase and Subscription Agreement and shall include any annexures, schedules or exhibits, which may be attached to this Agreement and any amendments made thereto;

“Articles of Association” means the articles of association of the Company as amended from time to time and in force for the time being;

“Board” means the board of directors of the Company;

“Business Day” means a day (excluding Saturday) on which banks are generally open for business in India and in Hong Kong;

“Company” shall have the meaning ascribed thereto in Recital A;

“Conditions Precedent” shall have the meaning ascribed in Article 4.1.

“Depository” means National Securities Depository Limited, a depository within the meaning of the Depositories Act, 1996, with whom the Company has an agreement under the Depositories Act, 1996, with its office at Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai 400 013;

“Depository Participant” means any depository participant within the meaning of the Depositories Act, 1996 who has an agreement with the Depository under Section 4 of the Depositories Act, 1996;

“Disclosure Letter” means the letter (the terms of which are subject to the approval by the Investor) to be delivered by the Vendors to the Purchaser at least 3 Business Days before the Sale Closing Date;

“Employment Agreement” means the executive employment agreement to be entered into between the Company, and each of the Founder and other management team members of the Company identified by the Investor, which shall be in such form and substance reasonably satisfactory to the Investor;

“Encumbrance” includes any encumbrance, claim, mortgage, pledge, charge, hypothecation, lien, deposit by way of security, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, beneficial ownership (including usufruct and similar entitlements), public right, common right, any provisional or executional attachment and any other interest held by a third party or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

“Escrow Agent” means the escrow agent to be jointly appointed by the Investor and the Vendors for the holding of the Sale Consideration and the Sale Closing Documents in escrow and the handing over of the same in accordance with the provisions of the Escrow Agreement;

“Escrow Agreement” means the agreement to be entered into amongst the Investor, the Vendors, the Company and the Escrow Agent for the holding of the Sale Consideration and the Sale Closing Documents in escrow by the Escrow Agent and the handing over of the same in accordance with the provisions of such agreement, which agreement shall be in such form to be agreed between the Investor, the Vendors, the Company and the Escrow Agent and shall contain, among other things, the provisions for Closing as provided in Article 6.1.3;

“FC-TRS” means the form FC-TRS prescribed by the Reserve Bank of India under its circular, A.P. (DIR Series) Circular No.16 dated 4 October 2004;

“Government” shall include the President of India, the Government of India, the Governor and the Government of any State in India, any ministry or department of the same and any local or other authority exercising powers conferred by Law and shall include, without limitation, Reserve Bank of India and Foreign Investment Promotion Board;

“GEM” means Growth Enterprise Market of the Stock Exchange;

“GEM Listing Rules” means the Rules Governing the Listing of Securities on GEM;

“Hong Kong” means the Hong Kong Special Administration Region of the People’s Republic of China;

“India” means the Republic of India;

“Intellectual Property” means the trade marks, copyright and technical know-how, process know-how, drawings, designs, diagrams, product recipe, flow charts, technical documentation, manuals, confidential data, information and code, website address used or for use in the Company’s business of manufacture and sale of its products;

“Investor Depository Participant Account” means the account of the Investor specified by the Investor with the Depository Participant;

“Law” means any statute, law, regulation, ordinance, rule, judgment, notification, rule of common law, order, decree, bye-law, approval of a Government, directive, guideline, requirement or other restriction imposed by a Government, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, by any authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or thereafter;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange;

“Long Stop Date” shall have the meaning ascribed thereto in Article 4.5;

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect (which may include, but is not limited to, any fraud or any adverse tax treatment applied or sought to be applied by the tax authorities) that is or may be materially adverse to or may have a material adverse effect on (i) the valuation, business, operations, trading position, prospects, profits, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Company or (ii) the ability of the Company or any of the shareholders or of any director or employee of the Company to perform their respective obligations under this Agreement or the Shareholders Agreement or (iii) the validity or enforceability of this Agreement or of the Shareholders Agreements or of any of the rights or remedies of the Investor hereunder or thereunder, or (iv) the status and validity of, save and except the Company’s registration with the Software Technology Park of India, any permits, approvals, licenses or permissions required for the Company to effectively carry on its business.

“Minority Shareholders” means the following persons and their respective heirs and permitted assigns collectively:

(1)	The Founder;

(2)	Pranath GONDAL, son of Motiram GONDAL, residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India;

(3)	Shashi GONDAL, wife of Prannath Motiram Gondal residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India;

(4)	Deepak Chandappa AIL, son of Chandappa Parmeshwar AIL residing at A/20, Munjal Nagar, Near Amar Mahal, Chembur, Mumbai 400089, India;

(5)	Harpreet Vishal GONDAL, wife of Vishal Prannath GONDAL residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India;

(6)	Kiran Jagannath NAYAK, son of Jagannath Dattatrya NAYAK residing at Krishna Kunj, Opposite Anupam Talkies, Goregaon East, Mumbai 400063, India;

(7)	Mahendra Vasudeo PATEL, son of Vasudeo Bhikabhai Patel residing at A/303, Aishwarya Enclave, Yashwantrao Tawde Road, Dahisar West, Mumbai 400068, India; and

(8)	Cyril FERRY, son of Eyonees AUGUSTINE, residing at 3B/204, Green Meadows, Lokhandwala Complex, Kandivili East, Mumbai 400101, India;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Person” means any person, firm, company, corporation, government, state or agency of a state, or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

“Potential Investors” means the two Persons currently in negotiation with the Investor in respect of their potential investment in the Company;

“Rupees” or “Rs” means the lawful currency of India;

“Sale Closing” means closing of the sale and purchase of the Sale Shares;

“Sale Closing Date” shall have the meaning ascribed in Article 6.1.1;

“Sale Closing Documents” shall mean: (1) the original powers of attorney of such of the Vendors who have executed this Agreement though their constituted attorneys; (2) the transfer and credit of the Sale Shares in demateralised form to the account of the Escrow Agent with a Depository Participant; and (3) written resignations of all directors of the Company (except the Founder), with effect from the Sale Closing Date, which written resignations shall contain a confirmation that such directors have no claim against the Company for any compensation for loss of office or termination of employment or otherwise whether statutory or otherwise or for unpaid remuneration;

“Sale Consideration” shall have the meaning ascribed thereto in Article 2.3;

“Sale Shares” shall have the meaning ascribed to it in Recital D;

“Shareholders Agreement” means the agreement as of the date hereof entered into between the Minority Shareholders, the Investor and the Company in relation to the shareholding and other rights and obligations as shareholders of the Company, which agreement will come into effect on the Sale Closing Date;

“Shares” has the meaning ascribed to it in Recital B;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Subscription Closing” means closing of the subscription, allotment and issue of the Subscription Shares;

“Subscription Closing Date” shall have the meaning ascribed in Article 6.2.1;

“Subscription Consideration” shall have the meaning ascribed thereto in Article 3.2;

“Subscription Shares” shall have the meaning ascribed hereto in Recital E;

“Taxes” means any tax and any duty, levy, cess or charge in the nature of tax whether domestic or foreign, and any fine, penalty or interest connected therewith, including without limitation corporate tax, income tax, dividend distribution tax, interest tax, capital gains tax, gift tax, wealth tax, sales tax, service tax, excise, customs and import duties, stamp duties, registration fees, foreign travel tax, research and development cess, rates, tax deduction at source or withholding tax or property tax which is payable by reason of any law or regulation;

“US” means the United States of America;

“US$” means US dollars, the lawful currency of the US; and

“Warranties” means the Vendor Warranties, the Vendor and Company Warranties and the Founder Warranties.

1.2 Interpretations

In this Agreement:

1.2.1	a company is deemed to be a “subsidiary” of another company if:

(a)	the composition of the board of directors of the first-mentioned company is controlled by the other company;

(b)	the other company controls more than half of the voting power of the first-mentioned company; or

(c)	the other company holds more than half of the issued share capital of the first-mentioned company (excluding any part of its share capital which carries no right to participate beyond a specified amount in a distribution of either profits or capital), and the term “holding company” shall be construed accordingly;

1.2.2	references to the Parties include their respective permitted assignees and/or the respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives;

1.2.3	the Schedules to this Agreement form part of this Agreement and will be in full force and effect as though they were expressly set out in the body of this Agreement;

1.2.4	a reference to this “Agreement” includes any recitals, Schedules and appendices to it and references to Clauses, Schedules and appendices are to Clauses of, and Schedules and appendices, to this Agreement;

1.2.5	headings and titles have been used in this Agreement for convenience and shall not be deemed part hereof or be taken into consideration in the interpretation or construction of the Agreement;

1.2.6	a reference to an agreement or contract includes a reference to such agreement or contract as amended, supplemented, novated, assigned or modified from time to time;

1.2.7	a reference to a statute or a statutory provision includes a reference to any orders, regulations or other subordinate legislation made thereunder from time to time and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time;

1.2.8	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

1.2.9	the words “including” and “inter alia” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not those words are followed by such phrases or words of like import.

ARTICLE 2:

AGREEMENT TO SELL AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement and of the Escrow Agreement, the Vendors shall sell, transfer, convey and deliver to the Investor and the Investor shall purchase, acquire and accept from the Vendors, relying on the representations, warranties, covenants and undertakings contained in this Agreement as at the date of this Agreement and as at the Sale Closing Date, the Sale Shares (together with all benefits and rights attaching thereto), free of all Encumbrances, for the Sale Consideration.

2.2	The number of Sale Shares sold by each Vendor and purchased by the Investor under this Agreement is set out in column 3 of Schedule 1 hereto.

2.3	The aggregate consideration for the acquisition of the Sale Shares shall be US$13,731,739 (“Sale Consideration”).

2.4	The Sale Consideration shall be paid to the Vendors in accordance with the provisions of this Agreement and the Escrow Agreement.

ARTICLE 3:

AGREEMENT TO SUBSCRIBE

3.1	Subject to the terms and conditions of this Agreement, the Vendors shall cause the Company to issue and allot and the Company shall issue and allot to the Investor and, as directed by the Investor in writing (which direction shall specify the number of Shares to be allotted and issued to each of the Investor and/or the Potential Investor(s)), to either or both of the Potential Investors and the Investor shall and, at its sole and absolute discretion, may procure that either or both of the Potential Investors subscribe for, relying on the several representations, warranties, covenants and undertakings contained in this Agreement, as on the Closing Date, the Subscription Shares (together with all benefits and rights attaching thereto), free of all Encumbrances, for the Subscription Consideration.

3.2	The aggregate consideration for the acquisition of the Subscription Shares shall be US$4,000,000 (“Subscription Consideration”).

3.3	The Subscription Consideration shall be paid to the Company by the Investor and/or the Potential Investor at Subscription Closing.

ARTICLE 4

CONDITIONS PRECEDENT TO SALE CLOSING

The purchase of the Sale Shares and subscription to the Subscription Shares by the Investor is subject to the fulfilment of the following conditions precedent (“Conditions Precedent”):

4.1.1	the Articles of Association of the Company being amended in such manner so as to reflect the provisions of this Agreement;

4.1.2	there having been no Material Adverse Effect;

4.1.3	a legal opinion opining on the due incorporation and continued existence of the Company, the authority of the Vendors who are signing this Agreement, the Escrow Agreement and/or the Shareholders Agreement for themselves and of the representatives or attorneys who are signing this Agreement, the Escrow Agreement and/or the Shareholders Agreement on behalf of the Company and the Vendors, the validity and enforceability of the obligations on the Company and the Vendors under this Agreement, the Escrow Agreement and the Shareholders Agreement and the unencumbered status of the Sale Shares, in such form and substance reasonably satisfactory to the Investor, having been issued by Dua & Associates, the Indian legal counsel of the Vendors and the Company;

4.1.4	the Employment Agreement having been executed by the Company and each of the Founder and other management team members of the Company identified by the Investor;

4.1.5	the Escrow Agreement having been duly executed by the Investor, the Vendors and the Escrow Agent;

4.1.6	the Company having passed a special resolution under Section 81(1A) of the Companies Act 1956 approving the issue and allotment of the Subscription Shares and a certified true copy of such resolution having been delivered or caused to be delivered to the Investor;

4.1.7	the Sale Shares are converted into demateralised form;

4.1.8	all necessary third party consents for the consummation of the transactions contemplated under this Agreement (including, without limitation, any consent that is required to be obtained under any agreement to which the Company is a party for any change in control of the Company) having been obtained; and

4.1.9	none of the disclosures made in the Disclosure Letter shall have, in the sole opinion of the Investor, rendered any of the information contained in this Agreement (including the Recitals) or any of the Warranties untrue, inaccurate or misleading in any material respect.

4.2	Waiver of Conditions Precedent

The Investor may waive all of any of the Conditions Precedent at any time by giving notice in writing to the Company and the Vendors.

4.3	Responsibility or Satisfaction

4.3.1	The Vendors, the Company and the Investor shall use their respective best endeavours to ensure that the relevant Conditions Precedent, the fulfilment of which it, he or she is responsible for, to the extent that it is not waived by the Investor, is fulfilled as soon as reasonably practicable and in any event on or before 28 February 2005 (or such other date as the Parties may agree in writing) (the “Long Stop Date”).

4.3.2	If all or any of the Conditions Precedent shall not have been fulfilled (or waived by the Investor in accordance with Article 4.2) by the Long Stop Date, the Investor may, at its option, proceed to Sale Closing (without prejudice to any of the Investor’s and the Founder’s rights) or if the Investor does not so proceed to Sale Closing, this Agreement shall be terminated on the Long Stop Date (save and except for the provisions of Articles 1, 7, 8, 9 and 10, which shall survive such termination) and thereupon the Parties shall be relieved and discharged from all obligations, liabilities or claims under this Agreement, save and except for the liability of any Party to the others Parties in respect of any breaches of the terms of this Agreement, including the obligations under Article 4.3.1.

ARTICLE 5

PRE-SALE CLOSING OBLIGATIONS

5.1

Each of the Company and the Vendors agrees and undertakes with the Investor that it will not, and will procure that none of its Affiliates will: (i) discuss, negotiate or enter into with any third party any understanding, arrangement, or memorandum of understanding, letter of intent, agreement or any other documents; (ii) accept, solicit, entertain or consider any offer made by any third party in respect of the subject matter of this Agreement or in respect of the sale and purchase of all or any part of the business currently carried on by the Company; and (iii) create or permit any Encumbrance on the Sale Shares.

5.2	During the period from the date hereof to the Closing Date, the Vendors shall cause the Company to, and the Company shall, conduct its business in the ordinary course and the Company shall not, without the prior written approval of the Investor which shall not be unreasonably withheld:

5.2.1	create, extend, grant or issue, or agree to create, extend, grant or issue any lien on the material assets of the Company except in the conduct of its business in the ordinary course;

5.2.2	make any alterations to the Company’s Memorandum of Association or Articles of Association other than those required for the transactions contemplated under this Agreement;

5.2.3	declare or pay any dividend;

5.2.4	change its policy or practice with respect to payment to its creditors;

5.2.5	sell or transfer any of its assets including investment in any company or cancel, release or assign any indebtedness owed to it or claims held by it except in the conduct of its business in the ordinary course;

5.2.6	borrow any money or enter into any transaction or arrangement to create any borrowing or indebtedness of any nature which would have a material impact on the Company;

5.2.7	change its policy or practice with respect to employee matters, hire confirmed, non-confirmed employees, or change employee status or confirm any non-confirmed employees, hire contract labour or enter into any contract or arrangements with any person that has the effect of creating any additional liability upon the Company, except in the ordinary course of business;

5.2.8	commit any further cumulative capital expenditure in excess of US$50,000;

5.2.9	enter into any new arrangements, dealings or contracts for provision of services and sale, of a duration exceeding 1 year except in the conduct of its business in the ordinary course;

5.2.10	increase the creditor limit granted to any of its customers except in the conduct of its business in the ordinary course; or

5.2.11	effect any scheme of amalgamation, arrangement or reorganisation in relation to the Company.

ARTICLE 6

SALE CLOSING AND SUBSCRIPTION CLOSING

6.1	Sale Closing

6.1.1	The Sale Closing shall take place on the 3rd Business Day after the date on which the last of the Conditions Precedent is fulfilled or waived by the Investor in accordance with Article 4.2 (or such other date as the Parties hereto may agree) (“Sale Closing Date”). Before the Sale Closing Date, the Investor shall notify the Escrow Agent in writing that all or the Conditions Precedent have been fulfilled or waived by the Investor in accordance with Article 4.2.

6.1.2	The Parties shall take all steps necessary for fulfilling their respective obligations for Sale Closing under this Agreement on or before the Purchase Closing Date and for completion of the transaction pertaining to Sale Closing as envisaged in this Agreement.

6.1.3	On or before the Sale Closing Date:

(a)	the Investor shall:

(i)	deliver or caused to be delivered:

(1)	to the Escrow Agent an amount equal to the Sale Consideration in the manner set out in the Escrow Agreement; and

(2)	to the Company the certificate stated in Form FC-TRS from the Escrow Agent and each of the Vendors and the Company shall give all necessary assistances to the Investor in respect thereof; and

(ii)	do all such acts and things and execute all such documents as it is required to under the Escrow Agreement; and

(b)	each of the Vendors shall:

(i)	deliver or caused to be delivered:

(1)	to the Escrow Agent all of the Sale Closing Documents in the manner set out in the Escrow Agreement; and

(2)	to the Investor a certified true copy of the resolutions of the Board approving the matters set out in Article 6.1.3(b)(ii);

(ii)	procure that a meeting of the Board be held, at which meeting the directors of the Company shall (a) accept the resignation of directors (except the Founder) (which shall take effect at the close of such Board meeting) and (b) approve the appointment of such persons, as the Investor may nominate, to be directors of the Company; and

(iii)	do all such acts and things and execute all such documents as it, he or she is required to under the Escrow Agreement.

6.1.4	Upon the completion of all (but not part) of the activities set out in Article 6.1.3, the Parties shall cause the Escrow Agent to, in accordance with the Escrow Agreement:

(a)	deliver or caused to be delivered to the Vendors, bank drafts equivalent to the Sale Consideration in favour of the Vendors or as they may direct (in writing whose receipt shall be an absolute discharge therefor and the Investor shall not be concerned to see to the distribution of the moneys represented thereby); and

(b)	credit the Investor Depository Participant Account with the Sale Shares.

6.1.5	Without prejudice to any other remedies available to the Investor, if in any respect the provisions of Article 6.1.3(b) are not complied with by the Vendors on the Sale Closing Date, the Investor may:

(a)	defer the Sale Closing to a date not more than 20 Business Days after the Sale Closing Date (and so that the provisions of this Clause 6.1.5 shall apply to Sale Closing as so deferred); or

(b)	proceed to the Sale Closing so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement.

6.2	Subscription Closing

6.2.1	The Subscription Closing shall take place on or before 28 February 2005 and on such Business Day as specified in a written notice to be given by the Investor to the Company (“Subscription Closing Date”).

6.2.2	The Parties shall take all steps necessary for fulfilling their respective obligations under this Agreement for Subscription Closing.

6.2.3	At the Subscription Closing:

(a)	the Investor or, at its sole and absolute discretion, may procure that either or both of the Potential Investors pay to the Company the Subscription Consideration; and

(b)	simultaneous with the receipt of the Subscription Consideration, the Company shall issue and allot the Subscription Shares to the Investor or, as directed by the Investor in writing (which direction shall specify the number of Shares to be allotted and issued to each of the Investor and/or the Potential Investor(s)), either or both of the Potential Investors by credit to the Investor Depository Participant Account or the account of the Potential Investors with a Depository Participant, as the case may be.

6.2.4	Without prejudice to any other remedies available to the Investor, if in any respect the provisions of Article 6.2.3(b) are not complied with by the Company on the Subscription Closing Date, the Investor may:

(a)	defer the Subscription Closing to a date not more than 20 Business Days after the Subscription Closing Date (and so that the provisions of this Clause 6.2.4 shall apply to Subscription Closing as so deferred); or

(b)	proceed to the Subscription Closing so far as practicable (without prejudice to its rights hereunder).

6.3	Post-Subscription Closing obligations

6.3.1	Within a period of 5 Business Days from the Subscription Closing Date, the Company shall make such filings and reporting as may be required under the extant laws, including submitting to the Reserve Bank of India a report indicating: (i) the name and address of the Investor and/or the Potential Investors, as the case may be, (ii) the date of receipt of the Subscription Consideration in foreign exchange and their rupee equivalent, (iii) name and address of the bank through whom such Subscription Consideration has been received, and (iv) such other details as may be required.

6.3.2	Within a period of 5 Business Days of the Subscription Closing Date, the Company shall make such filings and reporting as may be required under the extant laws, including, without limitation, the following:

(a)	report the issuance of Subscription Shares in Form FC-GPR to the regional office of the Reserve Bank of India at Mumbai; and

(b)	file a Form 2 with the Registrar of Companies, Maharashtra.

6.3.3	The Founder undertakes with the Investor that he will, within 3 months from the date of this Agreement:

(a)	acquire 1 Share from each of: (i) Shonila VAZIRANI and Hiranand VAZIRANI; and (ii) Russel KINNY (collectively, “Missing Shareholders”); or

(b)	procure that each of the Missing Shareholders executes a Deed of Adherence (as defined in the Shareholders Agreement).

ARTICLE 7:

REPRESENTATIONS AND WARRANTIES

7.1	Vendors’ Warranties

7.1.1	Each of the Vendors hereby severally represents and warrants to and covenants and undertakes with, the Investor in terms set out in Part A of Schedule 4 (collectively, the “Vendor Warranties”) and acknowledges that the Investor has agreed to enter into this Agreement in reliance on such Vendor Warranties.

7.1.2	Each of the Vendors and the Company hereby severally represents and warrants to and covenants and undertakes with, the Investor in terms set out in Part B of Schedule 4 (collectively, the “Vendor and Company Warranties”) and acknowledges that the Investor has agreed to enter into this Agreement in reliance on such Vendor and Company Warranties.

7.1.3	Each of the Founder and the Company hereby severally represents and warrants to and covenants and undertakes with, the Investor in terms set out in Part C of Schedule 4 (collectively, the “Founder Warranties”) and acknowledges that the Investor has agreed to enter into this Agreement in reliance on the Founder Warranties.

7.1.4	The Warranties shall stand repeated on each day from the date of this Agreement to the Sale Closing Date as if they were made each such day and the Warranties so repeated shall remain in full force and effect in all respects at all times from the date of this Agreement to the Sale Closing Date as provided in this Agreement notwithstanding the Sale Closing.

7.1.5	(a)

The maximum aggregate liability of each Vendor (other than the Founder) in respect of all indemnities given by it, him or her under this Agreement and all claims for breach of the Warranties shall not exceed an amount equal to the Sale Consideration multiplied by the following fraction:

A
B
where:

		A =	the total number of Shares to be sold by such Vendor to the Investor under this Agreement
		B =	the total number of the Sale Shares
	(b)	The maximum aggregate liability of the Founder in respect of all indemnities given by him under this Agreement and all claims for breach of the Warranties shall not exceed the sum of:
		(i)	the aggregate amount of the Exercise Price received by him under the Shareholders Agreement; and
		(ii)	an amount equal to the Sale Consideration multiplied by the following fraction:
C
D
where:

C = the total number of Shares to be sold by the Founder to the Investor under this Agreement
D = the total number of the Sale Shares

7.1.6	The Vendors will not be liable to the Investor for any breach of the Warranties which would not have arisen but for a voluntary act after the Subscription Closing Date on the part of the Investor which was not in its ordinary course of business.

7.1.7	The Investor will not be entitled to make any claims for breach of any of the Vendor Warranties and the Founder Warranties (save and except those Founder Warranties set out in paragraphs 8, 9 and 10 in Part C of Schedule 4 (“Tax Warranties”)) after the expiry of a period of 12 months from the Subscription Closing Date.

7.1.8	The Investor will not be entitled to make any claims for breach of any of the Tax Warranties after the expiry of a period of 24 months from the Subscription Closing Date.

7.1.9	None of the Parties will be entitled to make any claims under any of the indemnities given by any of the other Parties under Article 8.1(b) of this Agreement after the expiry of a period of 48 months from the Subscription Closing Date.

7.2	Escrow account

7.2.1	By way of security for the liability of the Founder under the Tax Warranties, on the Sale Closing Date, the Vendors shall pay a sum of US$300,000 (“Escrow Amount”) into a separately designated interest-bearing deposit account with HSBC Bank Limited of 52/60 Mahatma Gandhi Road, Fort, Mumbai 400 001, India (or such other bank as the Investor and the Founder may agree) (“Escrow Account”), which account shall be free from any lien, charge, encumbrance, set-off or counterclaim. The amount to be paid by each Vendor under this Article 7.1.1 shall be amount equal to US$300,000 multiplied by the following fraction:

E
F

where:

E =        the total number of Shares to be sold by such Vendor to the Investor under this Agreement

F =        the total number of the Sale Shares

7.2.2	The Escrow Account shall be operated as follows:

(a)	the Escrow Account shall be in the joint names of the Investor and the Vendors’ solicitors (which shall be a reputable law firm in India) (“Vendors’ Solicitors”) and shall be designated as “Indiagames Escrow Account” and the amount for the time being standing to its credit (including the amount of interest credited thereto) is hereinafter referred to as the “Deposit”;

(b)	subject to any order or decree of any court of competent jurisdiction, no payment shall be made out of the Escrow Account except in accordance with the bank mandate in relation to the Escrow Account which shall require the signature of one authorised signatory from each of the Investor and the Vendors’ Solicitors;

(c)	in the event that the Founder and the Investor agree that any sum is payable to the Investor under this Agreement, then there shall be paid out of the Escrow Account to the Investor an amount equal to such sum or, if the Deposit is less than such sum, the entire amount of the Deposit;

(d)	subject to Articles 7.2.2(c) and 7.2.2(e), the Deposit (excluding, for this purpose, any sum retained pursuant to Article 7.2.2(e)) shall be paid to the Founder on the date falling 24 months after the Subscription Closing Date (“Expiry Date”) without further authority on the part of the Investor;

(e)	in the event that the Investor shall make any claim in respect of any breach of the Tax Warranties, an amount equal to: (i) the maximum amount of such claim and all costs reasonably incurred by the Investor in pursuing such claim; or (ii) if more than one claim shall be made, the aggregate maximum amount of all such claim and all costs reasonably incurred by the Investor in pursuing such claims, shall be retained in the Escrow Account (together with any interest earned thereon after the date when such claim(s) is or are made) pending such claim(s) being agreed between the relevant parties involved or being finally determined by an order, determination or award of any court, tribunal., arbitrator or expert. The amount which by such agreement, order, determination or award is payable to the Investor (or, if the Deposit is less than such amount, the entire amount of the Deposit) shall be paid to the Investor in satisfaction (either complete or partial, as the case may be) of the liability of the Founder in respect of such agreement, order, determination or award; and

(f)	payments to be made out of the Escrow Account pursuant to the provisions of this Article 7.2 shall be made as soon as reasonably practicable after the amount of any such payment is agreed or determined in accordance with the provisions of this Article 7.2.

7.2.3	For the avoidance of doubt, subject to Article 7.1.5, neither the Escrow Amount nor the amount of the Deposit shall be regarded as imposing any limit to the amount of any proper claims entitled to be made by the Investor under this Agreement.

7.3	Each Warranty to be a separate Warranty

Each of the Warranties shall be construed as a separate representation, warranty, covenant or undertaking, as the case may be, and shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

7.3	No Claim by Vendors

7.3.1	The Vendors undertake and agree that in the event of the Investor making a claim against the Vendors, the Vendors shall not pursue any claim, seek damages, reimbursements or contribution from the Company in respect of such claim.

7.3.2	The Vendors confirm and irrevocably undertake to the Investor that the Company has not entered into or shall not enter into any indemnity or other agreement or arrangement concerning the liability of the Vendors for breach of the Warranties.

7.3.3	The Vendors have no claims against the Company. The Vendors agree and confirm to waive any and all other rights against the Company, which has accrued till the date of this Agreement. The Vendors further undertake to the Investor (on behalf of itself and as trustee of the Company and its directors, officers, employees, agents and advisers prior to the date of this Agreement) that they will not bring any and all claims which any of them might otherwise have against the Company or any of their respective directors, officers, employees, agents or advisors in respect thereof.

7.4	Disclosure Letter

The Warranties are given subject to the matters disclosed in the Disclosure Letter but no other information relating to the Company of which the Investor has knowledge (actual or constructive) and no investigation by or on behalf of the Investor shall prejudice any claim made by the Investor under any of the Warranties or under any of the indemnities given by the Vendors under this Agreement or operate to reduce any amount recoverable and it shall not be a defence to any claim against the Vendors that the Investor knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Letter) relating to the circumstances giving rise to such claim.

7.5	Investor’s representations and warranties

The Investor hereby represents and warrants to the Vendors that:

7.5.1	It has full power and authority to execute, deliver and perform its obligations under the Agreement; and

7.5.2	The execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or the Articles or constitute default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body;

7.6	Company’s representations and warranties

The Company hereby represents and warrants to the Investor that as of the date hereof and as of the Closing Date:

7.6.1	It has full power and authority to execute, deliver and perform its obligations under the Agreement; and

7.6.2	The execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or the Articles or constitute default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnification by the Vendors

Each Party shall defend, indemnify each of the other Parties and, where applicable, its officers, directors, employees, agents and Affiliates and hold harmless from and against all losses, liabilities, claims, damages, judgments, settlements and expenses, including attorneys’ fees, incurred or suffered by any of the other Parties arising out of or resulting from:

(a)	subject to Articles 7.1.7 and 7.1.8, any breach by such Party of any representations, warranties and/or undertakings contained in this Agreement; and

(b)	any breach by such Party of any of its covenants, agreements or obligations contained herein.

8.2	Survival

Except as otherwise provided in this Agreement, the indemnification obligations of the Vendors set forth in Article 8.1, or in any instrument, certificate, opinion or other writings provided for in this Agreement, shall remain in full force and effect as of the Closing Date and shall remain in full force thereafter notwithstanding Closing of the transaction envisaged in this Agreement.

ARTICLE 9

TERMINATION

9.1	Termination

If at any time prior to Sale Closing, there is any material breach or non-fulfilment by any Party (the “Defaulting Party”) of its obligations hereunder, and if any such breach or non-fulfilment is incapable of being remedied, any of the other Parties (the “Non Defaulting Parties”) may (without prejudice to its any other rights and remedies) terminate this Agreement immediately by giving notice in writing to that effect to the other Parties or, if any such breach or non-fulfilment is capable of being remedied but is not remedied within 2 days of its, his or her receipt of a written notice from the any of the Non Defaulting Parties requesting the same, then any of the Non-Defaulting Parties shall be entitled, in addition and without prejudice to its any other rights and remedies, to elect by notice in writing to the other Parties to terminate this Agreement, without prejudice to the rights and liabilities which have accrued prior to termination and without prejudice to the rights and obligations as are intended to survive termination.

9.2	Material Breach or non-fulfilment

For the purpose of Article 9.1, material breach or non-fulfilment shall mean such breach or non-fulfilment by the Defaulting Party of its obligations, covenants, undertakings or warranties under this Agreement which:

9.2.1	significantly impacts or is likely to impact the foundation of this Agreement such that the object of this Agreement is defeated; or

9.2.2	results or is likely to result in significant depletion or impairment of the value of the business of the Company or assets owned by the Company or the Sale Shares or the Subscription Shares; or

9.2.3	constitutes a breach of the covenants, representations, Warranties or undertakings of the Vendors.

ARTICLE 10

MISCELLANEOUS

10.1	Notices

10.1.1	Any notice and other communications provided for in this Agreement shall be in writing and shall be first transmitted by facsimile/electronic transmission, and then confirmed by postage, prepaid registered airmail or by internationally recognised courier service to the following addresses:

(a)	In the case of notices to the Vendors (except for Infinity):

Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
Fax:	(+91-22) 2520 1130
E-mail:	vishal@indiagames.com
Attn:	Mr. Vishal GONDAL

(b)	In the case of notices to Infinity:

Address:	111, Currimjee Building, 1st Floor, M.G. Rd, Fort, Mumbai 400 023, India
Fax:	(+91-22) 2490 2205
E-mail:	praving@vsnl.com
Attn:	Mr. Pravin GANDHI

(c)	In the case of notices to the Company:

Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
Fax:	(+91-22) 2520 1130
E-mail:	vishal@indiagames.com
Attn:	Mr. Vishal GONDAL

(d)	In the case of notices to the Investor:

Address:	48th Floor, The Center, 99 Queen’s Road Central, Hong Kong
Fax:	(+852) 2189 7446
E-mail:	angelam@tomgroup.com
Attn:	Company Secretary

10.1.2	Any notice, demand or other communication so addressed to the other Party shall be deemed to have been delivered:

(a)	if personally delivered, upon delivery at the relevant address;

(b)	if sent by pre-paid local post, 2 Business Days after the date of posting;

(c)	if sent by pre-paid airmail or by air courier, in the case of airmail, 5 Business Days after the date of posting or, in the case of air courier, 2 Business Days after the date of delivery to the courier by the sender;

(d)	if sent by facsimile, when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day; or

(e)	if sent by electronic-mail, when despatched, subject to electronic confirmation of receipt by the recipient, provided that any notice despatched by electronic-mail after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day;

10.1.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Parties not less than 3 (three) Business Days prior written notice.

10.2	Assignment

None of the Parties may assign or transfer its rights and liabilities under this Agreement to any other party without prior written permission of the other Parties, save and except that the Investor may assign its right to subscribe to the Subscription Shares in whole or in part to either or both of the Potential Investors. In the event the Investor assigns any of its rights or obligations hereunder to subscribe for the Subscription Shares to either or both of the Potential Investors, all the provisions of this Agreement for the benefit of the Investor shall also inure to the benefit of and may be exercised by or on behalf of such Potential Investor(s).

10.3	No Press Release or Announcement without consent

No press release or announcement related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers or suppliers of the Vendors or the Company will be issued by the Vendors or the Company without the prior written approval of the Investor. In the event that the Investor and/or any of its Affiliates intend(s) to make any such press release or announcement, the Investor shall deliver or caused to be delivered to the Vendors for their information a draft of such press release or announcement.

10.4	Confidentiality

The Parties hereto agree to keep the terms and conditions of this Agreement and all negotiations with each other on a confidential basis, but excluding any information which: (1) is in the public domain (other than as a result of a breach of this provision); (2) is in the possession of the other Parties prior to the commencement of negotiations between the Parties in respect of the subject matter hereof; (3) obtained from a third party which is not known to the other Parties hereto to be subject to any confidentiality obligation; and/or (4) is required to be disclosed by any applicable law, rule or regulation (including, without limitation, the Listing Rules and the GEM Listing Rules).

10.5	Expenses

Each Party hereto shall bear its own costs and disbursements of and incidental to the execution of this Agreement, including professional fees and costs of its respective advisors and counsel. Any and all stamp duty arising from the transaction contemplated under this Agreement shall be borne solely by the Investor. For the avoidance of doubt, any and all capital gains tax arising from the transactions contemplated hereunder shall be borne solely by the Vendors.

10.6	Counterparts

This Agreement may be executed in counterparts by the Parties and each fully executed counterpart shall be deemed an original.

10.7	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

10.8	Entire Agreement

This Agreement and the Shareholders Agreement contains the entire agreement of the Parties hereto with respect to the transactions envisaged in this Agreement, superseding all negotiations, prior discussions, preliminary agreements, memoranda or heads of agreements made prior to the date hereof.

10.9	Waivers

No forbearance, indulgence or relaxation or inaction by any Party at any time, to require performance of any of the provisions of this Agreement shall, in any way, affect, diminish or prejudice the right of such Party to require performance of that provision and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions or a waiver of any right under or arising out of this Agreement, or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement.

10.10	Cumulative Rights

All remedies of either Party under this Agreement, whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage, are cumulative and not alternative and may be enforced successively or concurrently.

10.11	Amendment

This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Vendors, the Investor and the Company.

10.12	Specific Performance

The Parties shall be entitled to seek and enforce specific performance of this Agreement, in addition to any other legal rights and remedies, without the necessity of demonstrating the inadequacy of monetary damages.

10.13	Further Documents

The Vendors and the Company shall, at the request of the Investor, execute and deliver to the Investor all such further instruments, deeds, assignments, assurances and other documents and shall do and perform such further acts and deeds as the Investor may reasonably request in connection with the carrying out the purpose of this Agreement and the transactions envisaged in this Agreement.

10.14	Dispute Resolution

Any dispute, controversy or claim arising from or in connection with this Agreement (or the breach, termination or invalidity hereof) shall be submitted to the Singapore International Arbitration Centre for arbitration in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules. Any such arbitration shall be:

(a)	proceeded in English; and

(b)	presided by three arbitrators, of which one shall be appointed by the Investor, one by the Vendors and the Company and the third arbitrator jointly by the two arbitrators appointed by the Parties hereto.

Any arbitral judgments made in accordance with this provision shall be conclusive and binding on the parties hereto.

10.15	Governing Law

This Agreement shall be governed by the laws of India.

SCHEDULE 1

THE VENDORS

Names of the Vendors	Number of Shares to be sold to the Investor (approximate shareholding percentage in the Company represented thereby as at the Sale Closing)
Infinity	187,499 (36.97)%
IL&FS Investment Managers Limited	133,948 (26.42)%
Vishal GONDAL (“Founder”)	51,644 (10.19)%
Pranath GONDAL	20 (0.004)%
Shashi GONDAL	20 (0.004)%
Sanjay GONDAL	1 (0.0001)%
Deepak Chandappa AIL	1,940 (0.38)%
Manoj BORKAR and Anagha BORKAR	500 (0.10)%
Rahul SHAH, Aruna SHAH and Dulari SHAH	900 (0.18)%
Shahzaad DALAL	250 (0.05)%
Pinky BHATIA and Rajesh BHATIA	550 (0.11)%
Shashank Shara KHADE	200 (0.04)%
Muneesh CHAWLA	500 (0.10)%
Vidya N. DESHPANDE	100(0.02)%
Vikram GODSE	1,000 (0.02)%
Harpreet Vishal GONDAL	1,940 (0.38)%
Kiran Jagannath NAYAK	1,940 (0.38)%
Mahendra Vasudeo PATEL	1,940 (0.38)%
Cyril Ferry	1,940 (0.38)%

Total:	386,833 (76.29)%

SCHEDULE 2

PARTICULARS OF THE COMPANY

Name:	Indiagames Limited

Registered Office:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India

Authorised Capital:	Rs.7,500,000 divided into 750,000 Shares

Issued, Subscribed and Paid up Capital:	Rs. 5,070,730 divided into 507,073 Shares

SCHEDULE 3

POST-SUBSCRIPTION CLOSING SHAREHOLDING

Name of Shareholder	Number of Shares held (approximate shareholding percentage in the Company represented thereby as at the Subscription Closing)
The Investor and/or the Potential Investor(s) (if any)	499,516 (80.60)%
The Founder	100,078 (16.15)%
Pranath GONDAL	80 (0.01)%
Shashi GONDAL	80 (0.01)%
Deepak Chandappa AIL	4,000 (0.65)%
Harpreet Vishal GONDAL	4,000 (0.650)%
Kiran Jagannath NAYAK	4,000 (0.65)%
Mahendra Vasudeo PATEL	4,000 (0.65)%
Cyril FERRY	4,000 (0.65)%
Shonila VAZIRANI and Hiranand VAZIRANI	1 (0.0002)%
Russel KINNY	1 (0.0002)%

Total:	619,756 (100)%

SCHEDULE 4

WARRANTIES

Part A – The Vendor Warranties

1.	The Vendors are the legal and beneficial owner of the Shares in the Company free from Encumbrances, and the Vendors warrant that they do not own legally or beneficially any other shares in the Company, or rights, options, or warrants with respect thereto. The Sale Shares to be delivered by Vendors to Investor pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid up and will be free and clear of all Encumbrances.

2.	The Vendors have taken all necessary action, corporate or otherwise, as applicable to it to authorise or permit the execution, delivery and performance of this Agreement and the transactions contemplated in this Agreement, and the Agreement is a valid and binding obligation of the Vendors enforceable in accordance with its terms. The entry into and performance of this Agreement by the Vendors does not constitute a breach of any obligation (including but not limited to any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Vendors are bound.

Part B – The Vendor and Company Warranties

1.	The Company is not: (a) in violation of its Charter (Memorandum & Articles of Association); (b) in default under or breach of performance of any material obligation, agreement or condition of any debt instrument which affords to any person the right to accelerate any indebtedness or terminate any right; (c) in material default under or in breach or is aware of any circumstances which would result in such material default or breach, of any other contract to which the Vendors are a party which gives any third party rights to damages. For avoidance of doubt, lease obligations shall not be considered to be debt instruments.

2.	The execution and performance of this Agreement, nor the Closing of the transactions contemplated in the Agreement, will: (i) constitute a breach or violation of the Company’s Charter (Memorandum & Articles of Association); (ii) conflict with or constitute a default under or breach of performance of any obligation, agreement or condition of any debt instrument which affords any person the right to accelerate any indebtedness or terminate any right; (iii) constitute a default under or breach or result in any circumstances which would result in such default or breach, of any other contract to which the Company is a party; (iv) result in the creation of any lien or Encumbrance upon of the share capital of the Company; or (v) result in a violation of any law, regulation, administrative order or judicial order applicable to the Company or the business or assets of any of them.

3.	Except as disclosed in the Accounts or the Unaudited Accounts, the Company has not entered into any contract or transactions with any director or shareholder of the Company or with any persons who are related to the directors or shareholders of the Company or with any firms or companies in which any of the directors or the shareholders is interested which is not on arms length basis.

4.	The Company has duly observed and complied with all material Laws applicable to its business and operations.

Part C – The Founder Warranties

1.	The Company is a public limited company with liability limited by shares duly incorporated and subsisting under the laws of India, bearing Company No. 11-123970 with full power and authority to own or take on lease its properties and to conduct its business in the manner and in the places where such properties are owned or taken on lease or such business is conducted by it respectively. The copies of the Charter (Memorandum & Articles of Association), certified by the Company’s director or secretary (attached hereto), are up-to-date, complete and correct.

2.	No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company. No distress, execution or other similar order or process has been levied on any of the properties or assets of the Company. No voluntary arrangement has been proposed or reached with any creditors of the Company. No receiver, manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the properties or assets of the Company. The Company is able to pay its debts as and when they fall due.

3.	The authorised share capital of the Company consists of 750,000 Shares, of which 507,073 Shares are validly issued, subscribed, outstanding and fully paid up. All such shares were issued in compliance with applicable laws of India. There are no (i) outstanding or authorized subscriptions, warrants, options or other rights to purchase or acquire, or pre-emptive rights with respect to the issuance or sale of the shares of the Company, (ii) other securities of the Company directly or indirectly convertible into or exchangeable for shares of the Company, or (iii) restrictions on the transfer of the Company’s shares.

4.	Any reference to the “Unaudited Accounts” shall mean the unaudited accounts of the Company for the period ended 30 September 2004. Any reference to the “Unaudited Accounts Date” shall mean 30 September 2004. The Accounts and the Unaudited Accounts (as certified by the management of the Company) are true and fairly present the financial position of the Company, on the dates of such accounts and the results of their operations on the applicable basis for the periods covered thereby. The Accounts and the Unaudited Accounts have been prepared in accordance with generally accepted accounting principles recommended by the Institute of Chartered Accountants of India and are true and fair in all respects so far as they are stated to be facts and not estimates and accordingly give a true and fair view of all the assets and liabilities (whether present or future, actual or contingent) and of the state of affairs, financial position as at and its income, expenses and results of its operations and that of the Company for the period up to the Accounts Date and the Unaudited Accounts Date. Without limiting the generality of the foregoing:

(a)	the Accounts and the Unaudited Accounts show a true and fair view of the (i) assets, liabilities, financial position and state of affairs as at the Accounts Date and the Unaudited Accounts Date and (ii) the income, expenses and results of its operations, profits and losses for the financial year ended on the Accounts Date and the Unaudited Accounts Date, of the Company.

(b)	the Accounts and the Unaudited Accounts have been prepared and audited in accordance with the requirements of the laws of India and any other applicable laws, the applicable accounting standards, principles and practices specified on the face of the Accounts and the Unaudited Accounts and the notes thereon and applied on a consistent basis and without revaluing upwards any assets during the period which is the subject of the Accounts and the Unaudited Accounts;

(c)	the Accounts and the Unaudited Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date;

(d)	the Accounts and the Unaudited Accounts make full provision or reserve for or disclose all liabilities (including all contingent or deferred liabilities to Taxes) of the Company, whether actual, contingent or otherwise.

5.	As of the Unaudited Accounts Date, the Company had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes), except liabilities stated or adequately provided for or reserved against or stated in the Accounts and/or Unaudited Accounts. There is no fact as far as the Vendors are aware in relation to the Company, which affects, or may in the future (so far as can now be reasonably foreseen) affect, the business, assets, operations or condition of the Company on a consolidated basis.

6.	As of the Unaudited Accounts Date, the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, except liabilities stated or adequately provided for or reserved against on the Unaudited Accounts.

7.	Since the Unaudited Accounts Date, there has not been:

(a)	save and except in the ordinary course of business of the Company, any change in the financial condition (including share capital, working capital, earnings and reserves), properties, assets, liabilities, business or operations of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

(b)	save and except in the ordinary course of business of the Company, any contingent liability incurred by the Company as guarantor or otherwise with respect to third party obligations;

(c)	any Encumbrance on any of the properties of the Company which remains in existence on the date hereof;

(d)	save and except in the ordinary course of business of the Company, any obligation or liability incurred by the Company;

(e)	any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

(f)	any material damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the properties or assets of the Company;

(g)	any declaration, setting aside or save as provided for in the Accounts payment of any dividend on, or the making of any other distribution in respect of, the share capital of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own shares;

(h)	any labour trouble or claim of unfair labour practices involving the Company, or any change in the compensation payable or to become payable by the Company to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any such officers, employees or agents or any change in the compensation payable or to become payable by the Company to any of its officers, employees or agents involving additional cost to the Company;

(i)	any change with respect to the management or supervisory personnel of the Company;

(j)	save as disclosed in writing to the Investor on or before the date of this Agreement, any payment or discharge of a lien or liability of the Company which was not incurred in the ordinary course and which was not disclosed on the Accounts;

(k)	any obligation or liability incurred by the Company to any of their officers, directors or shareholders or any loans or advances made by the Company to any of their officers, directors or shareholders except transactions between the Company and normal compensation, expense and allowances payable to officers or directors in the ordinary course of business consistent with past practices;

(l)	any write-down of the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write-offs as uncollectible any notes or accounts receivable other than what has historically been considered to be reasonable; and

(m)	save and except in the ordinary course of business of the Company, any disposal or lapse of any rights to the use of any trademark, trade name, patent or copyright, or disposal of or disclosure to any person other than the purchaser of any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than pursuant to confidentiality agreements.

8.	The Company has timely filed all returns with respect to Taxes payable by it any applicable law, rule or regulation and other statutory dues, if any, required to be filed by them. All such returns were at the time filed and are as of the date hereof complete and correct in all material respects.

9.	All Taxes payable by the Company any applicable law, rule or regulation shown to be due on each filed return have been paid. All Taxes which the Company is required to (i) pay as advance tax has been paid within due dates and (ii) withhold or collect have been withheld or collected and have been paid over to or will be paid over to the proper government or authorities as required (including as to the due time of payment). The Company has duly responded to or furnished requisite particulars or clarifications or complied with all notices, inquiries, assessment notices received from taxing authorities. Neither the Income-tax authorities nor any other taxing authority is now asserting or threatening to assert against the Company any deficiency or claim for additional Taxes.

10.	Except as disclosed in the Accounts or Unaudited Account the Company has no liabilities for Taxes or material outstanding claim for Taxes, whether assessed, contingent or otherwise. No fiscal or other authority in India is at present conducting any investigation.

11.	Correct and complete details and identification of the major fixed assets reflected in the Accounts and Unaudited Accounts of the Company are and will be set forth in the books and records maintained by the Company.

12.	Except as disclosed in the Accounts or the Unaudited Accounts, the Company has good title to all its assets and each lease or agreements to which the Company is a party, is valid and enforceable against the other parties thereto and no material breach or default has occurred and continuing under any of those leases or agreements.

13.	Except as disclosed in the Accounts or the Unaudited Accounts or disclosed in writing to the Investor on or before the date of this Agreement, none of the assets owned or used by the Company is subject to any Encumbrance.

14.	Except as disclosed in the Accounts or the Unaudited Accounts all of the accounts receivable of the Company shown or reflected on the Accounts (less any reserve for bad or doubtful debts in the amount shown on the Accounts) are, and those arising since the Accounts date (less any such reserve) will be, (a) valid and enforceable claims, (b) which arose out of transactions with unaffiliated parties, (c) realisable in the ordinary course of business. The Company had no accounts or loans receivable from any person, which is affiliated with the Company or from any director, officer or employee of any of them except for loans to officers and employees in the ordinary course of business.

15.	All rights of ownership of, or material licenses to use, Intellectual Property are held by the Company.

16.	All rights to Intellectual Property which are owned by the Company, are free and clear of any Encumbrances and are not subject to any outstanding order, decree, judgment or stipulation.

17.	No proceedings to which the Company is a party have been commenced which (i) challenge the rights of the Company in respect of the Intellectual Property, or (ii) charge the Company with infringement of any other person’s rights in Intellectual Property; and no such proceeding to which the Company is a party has been filed or is threatened to be filed.

18.	To the best of the knowledge of the Company: (a) none of the Intellectual Property rights of the Company is being infringed by any other person, and (b) neither the Company is infringing upon any Intellectual Property rights of any other person, and (c) none of the Intellectual Property rights of the Company or any interest therein has been assigned or licensed to or created in favour of any third party without any or with a token consideration or with a consideration not disclosed in the accounts of the Company.

19.	No director, officer, employee or agent of the Company owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Company has used, is presently using, or the use of which is reasonably necessary to their respective businesses as now conducted.

20.	In addition to the Intellectual Property, the Company has the right to use, free and clear of any claims or rights of others, all trade secrets, client and customer lists, manufacturing and secret product recipe and processes required for or used in its business including in the manufacture, marketing or supply of all products and services formerly or presently produced or supplied by the Company, including products licensed from others.

21.	Save and except in the ordinary course of business of the company, the Company has not entered into nor does it propose to enter into any license agreement for granting license to use Intellectual Property in favour of any third party.

22.	There is no contract or commitment by the Company, which might give rise to unusual or onerous obligations on the Company. No party with which the Company entered into contract has given notice of intention to terminate or repudiate the contract the reason therefor is any alleged breach by the Company of its obligations thereunder.

23.	There is no liability, obligation or commitment of any kind on the part of the Company (including a capital commitment), which has not been incurred in the ordinary course of business.

24.	From the Unaudited Accounts Date there is no substantial customer or supplier of the Company who has since such date ceased purchasing services from or supplying to the Company.

25.	There is no claim outstanding against any sub-contractor of the Company in connection with any breach or default by the sub-contractor.

26.	Save as disclosed in writing to the Investor on or before the date of this Agreement, the Company has complied in all material respects with applicable laws, rules and regulations relating to the employment of labour, including without limitation those relating to wages, hours, unfair labour practices, discrimination, contract labour and payment of provident fund contribution, employee state insurance contribution, family pension, gratuity and other applicable employee welfare laws. There are no arbitration proceedings, labour strikes, slowdowns or stoppages, material grievances or other labour troubles pending, or, overtly threatened, with respect to the employees of the Company.

27.	Save as disclosed in writing to the Investor on or before the date of this Agreement, there are no complaints against the Company pending or, overtly threatened before any similar state or local labour agency, by or on behalf of any employee of the Company.

28.	Save as disclosed in writing to the Investor on or before the date of this Agreement, there is no contingent liability for sick leave, encashment of leave or any retirement benefit, retrenchment compensation or similar items not set forth on the Accounts or the Unaudited Accounts.

29.	Save as disclosed in writing to the Investor on or before the date of this Agreement, there are no agreements or commitments, whether or not legally binding on the Company, to create any additional benefit plan.

30.	The Company holds all material licenses, permits, registrations, authorizations, approvals and franchises which are required to permit them to conduct their businesses as presently conducted (collectively “Permits”).

31.	Except as disclosed in the Accounts or the Unaudited Accounts there are no existing or threatened claims, against the Company for services or merchandise which are defective or fail to meet any service or product warranties which would have an adverse effect on the Company.

32.	Save as disclosed in writing to the Investor on or before the date of this Agreement, there is no action, suit, proceeding, investigation or arbitration proceeding pending or threatened against the Company and there are no outstanding court orders, judgments, court decrees, or court stipulations or any arbitration award or decision to which the Company is a party or by which any of their assets are bound.

33.	Except as set forth in the Accounts or Unaudited Accounts, there are no agreements or undertakings pursuant to which the Company (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is a guarantor or surety with respect to the obligations of any Person.

34.

The Company maintains adequate insurance on all of its major assets, moveable and immovable (including leased premises) that insures against all risks, whether in relation to loss or damage to property (including the Assets), personal injury, other casualty (including extended coverage), product liability or otherwise and for amounts which would be maintained in accordance with prudent business practice. All of the major assets, moveable and immovable (including leased premises), of the Company has at all material times been and are at the date of this Agreement insured as aforesaid to their full replacement value and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy.

35.	There are no claims pending under any of said policies, or disputes with insurers.

36.	The Company has duly observed and complied with the terms and warranties of the insurance policies and have not done or omitted to do any act which would render the insurance invalid or unenforceable. To the best of the knowledge of the Company, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premia being increased and there is no fact or circumstance known to the Company, which might lead to any of the contracts of insurance which cover those risks being prejudiced in any way.

37.	All statutory and other material records of the Company:

(a)	are up-to-date complete, true and accurate in all material respects; and

(b)	so far as is relevant, have been prepared in accordance with the laws of India and the applicable rules & regulations.

38.	The originals of all statutory and other material records which ought to be in the possession of the Company are in its possession.

39.	The minute books of the Company accurately record all action taken by its shareholders, boards of directors and committees thereof in accordance with law.

40.	(a) all environmental licenses required for the business of the Company (and any other premises used or occupied by it) as it has been and is currently being carried on have been acquired and maintained; (b) all environmental laws and environmental licenses applicable to the business of the Company have been maintained and complied with.

41.	The Company has not received any notice from authorities of Environment and have complied with all known environmental laws and have not been proceeded against or convicted for any breach of the environmental laws in India as applicable to the Company.

42.	Neither this Agreement, nor any certificate issued pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of the Company.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorised officers as of the date first above written.

Signed for and on behalf of
INDIAGAMES LIMITED
By:	Vishal GONDAL
Title:	Director

Signed by VISHAL GONDAL

Signed by
PRANATH GONDAL

Signed by
SHASHI GONDAL

Signed by
SANJAY GONDAL

Signed by
DEEPAK CHANDAPPA AIL

Signed by
HARPREET VISHAL GONDAL

Signed by
KIRAN JAGANNATH NAYAK

Signed for and on behalf of
MAHENDRA VASUDEO PATEL
By:	Vishal GONDAL
as his/her lawful attorney

Signed for and on behalf of
INFINITY TECHNOLOGY TRUSTEE PRIVATE LIMITED
By:
Title:

Signed for and on behalf of
IL&FS INVESTMENT MANAGERS LIMITED
By:
Title:

Signed for and on behalf of
MANOJ BORKAR and ANAGHA BORKAR
By:	Rahul SHAH
as his/her lawful attorney

Signed for and on behalf of
RAHUL SHAH, ARUNA SHAH and DULARI SHAH
By:
as his/her lawful attorney

Signed for and on behalf of
SHAHZAAD DALAL
By:	Rahul SHAH
as his/her lawful attorney

Signed for and on behalf of
PINKY BHATIA and RAJESH BHATIA
By:	Rahul SHAH
as his/her lawful attorney

Signed for and on behalf of
SHASHANK SHARA KHADE
By:	Rahul SHAH
as his/her lawful attorney

Signed for and on behalf of
MUNEESH CHAWLA
By:	Rahul SHAH
as his/her lawful attorney

Signed for and on behalf of
VIDYA N. DESHPANDE
By:	Rahul SHAH
as his/her lawful attorney

Signed for and on behalf of
TOM ONLINE GAMES LIMITED
By:
Title:

Signed by
CYRIL FERRY

Signed by
VIKRAM GODSE